FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS July 20, 2006

USA Truck, Inc. (NASDAQ: USAK) today announced record base revenue of $99.6 million for its second quarter ended June 30, 2006, an increase of 6.5% from $93.5 million for the same quarter of 2005. Net income increased 0.6% from $4.3 million for the quarter ended June 30, 2005 to a record $4.4 million for the same quarter of 2006. Diluted earnings per share decreased 15.6% from $0.45 for the quarter ended June 30, 2005 to $0.38 for the same quarter of 2006.

Base revenue increased 6.8% from $184.0 million for the six months ended June 30, 2005 to $196.4 million for the same period of 2006. Net income increased 10.4% from $7.1 million for the six months ended June 30, 2005 to $7.8 million for the same period of 2006. Diluted earnings per share decreased 9.5% from $0.74 for the six months ended June 30, 2005 to $0.67 for the same period of 2006.

In comparing the financial results of the three months ended June 30, 2006 to the three months ended June 30, 2005, Robert M. Powell, Chairman and CEO of the Company, made the following statements:

Although freight demand for the full quarter was not as robust as a year ago, freight volumes steadily improved throughout the quarter from a very soft environment in April to a strong one in June. As freight demand improved, so did our financial performance. Our operating ratio was 94.6% in April, 90.3% in May and 87.8% in June. We believe that June’s operating ratio, in which we achieved our 88% operating ratio goal despite lower year-over-year tractor utilization, is evidence of our improving cost structure.

Our empty mile factor climbed 1.2 percentage points and our tractor utilization (miles per tractor per week) was down 3.2% due to softer freight demand as compared to last year, a greater number of unmanned tractors and the effects of tightened U.S. Department of Transportation Hours-of-Service rules that further limit our drivers’ productivity. We are working to close the gap on both empty miles and tractor utilization and we are encouraged by the improving demand for freight we experienced as the quarter progressed.

We were able to raise prices for our services by 3.6% per mile during the quarter which strengthens our belief that there continues to be more freight demand, albeit softer than that of a year ago, in the truckload market than available tractor capacity to move that freight. That imbalance is characterized by a growing shortage of qualified drivers over the past several years. We are one of only a few publicly held truckload carriers that have added significant tractor capacity to our fleet in recent years. During the quarter, we expanded the average number of tractors in our fleet by 7.6% to 2,514. While we have been successful at growing the fleet, it has become increasingly expensive to recruit, retain and compensate the high-quality drivers that we require to man those tractors. Consequently, our costs in those areas increased by 1.5 percentage points of base revenue during the quarter. We closely monitor driver availability, freight demand and driver quality and adjust our short-term fleet expansion plans accordingly.

We are pleased to report that we posted our safest quarter this decade. Our frequency of serious accidents (0.48 per million miles traveled) was our best since the 1990’s and was among the best in our Company’s history. We believe that our safety performance compares favorably to the safest fleets among our peers in the industry. That performance translated into a 0.70 percentage points of base revenue improvement in insurance and claims expenses. We will continue in our efforts to improve our insurance and claims expense (it remains 1.8 percentage points above our goal of 4.5% of base revenue), but we are pleased with our progress.

We are also pleased with the progress we have made in the profitability of our various operating divisions.

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Overall, base revenue from the three divisions that comprise our Trucking operations grew by 6.3%, led by Regional Freight, which recorded a 57.5% increase to $7.6 million, followed by General Freight with a 7.6% increase to $79.6 million. We downsized Dedicated Freight during the winter to shed a few accounts that were not meeting our profit expectations. However, we expect all three Trucking divisions to post sequential growth going forward, with Regional Freight outpacing all other divisions in growth rate. Regional Freight is attractive to us because of the considerable size of the market and the lifestyle advantages that it affords our drivers, such as less time away from home.

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Base revenue from the two divisions that comprise our USA Logistics operations grew 11.0% to $4.8 million for the quarter. Freight Brokerage base revenue grew robustly to $2.2 million, a 17.4% increase. We intend to continue our efforts to aggressively grow Freight Brokerage as its complementary nature fits our customer service mission. Third Party Logistics base revenue grew 6.0% to $2.6 million. We have been strategically redeploying our resources this year toward less complex third party logistics services in which we can provide a level of on-time, quality service commensurate with our Trucking operations. We expect Third Party Logistics base revenue to

USA Truck, Inc.

decline in the coming quarters as we implement our strategy. Long-term, we still envision Third Party Logistics as a growth opportunity for us, but in the near-term we will devote more attention to Trucking and Freight Brokerage.

We are confident in our cost structure, which is among the best in the industry, and we believe that there are only two barriers currently preventing us from consistently reaching our 88.0% operating ratio goal: tractor utilization and insurance and claims expense. However, we are also confident that the initiatives and programs that we have in place to improve those two areas will bear fruit over time. In the meantime, we will continue to closely monitor driver availability and economic factors impacting freight demand.

The following tables summarize the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except percentage data (1) and per share amounts)
	Three months ended June 30,
	2006		2005
Revenue:
Trucking revenue (2)	$94,837		$89,248
USA Logistics revenue (3)	4,758		4,288
Base revenue	99,595	100.0%	93,536	100.0%
Fuel surcharge revenue (4)	22,346		13,876
Total revenue	121,941		107,412
Operating expenses and costs:
Salaries, wages and employee benefits	38,305	38.5	35,210	37.6
Fuel and fuel taxes (4)	37,043	14.8	28,123	15.2
Depreciation and amortization	11,597	11.6	10,299	11.0
Insurance and claims	6,251	6.3	6,543	7.0
Purchased transportation	6,132	6.2	6,069	6.5
Operations and maintenance	5,492	5.5	4,974	5.3
Operating taxes and licenses	1,677	1.7	1,562	1.7
Communications and utilities	832	0.8	788	0.8
Gain on disposal of property and equipment, net	(313)	(0.3)	(319)	(0.3)
Other	5,729	5.7	4,746	5.1
Total operating expenses	112,745	90.8	97,995	89.9
Operating income	9,196	9.2	9,417	10.1
Other expenses (income):
Interest expense	1,099	1.1	1,426	1.6
Other, net	(1)	--	7	--
Total other expenses, net	1,098	1.1	1,433	1.6
Income before income taxes	8,098	8.1	7,984	8.5
Income tax expense	3,739	3.7	3,649	3.9
Net income	$4,359	4.4%	$4,335	4.6%
Per share information:
Average shares outstanding (Basic)	11,382		9,280
Basic earnings per share	$0.38		$0.47
Average shares outstanding (Diluted)	11,583		9,563
Diluted earnings per share	$0.38		$0.45

USA Truck, Inc.

Key Operating Statistics:

	Three Months Ended June 30,
	2006	2005
Total miles (in thousands) (5)	73,448	71,638
Empty mile factor (6)	9.9%	8.7%
Trucking revenue per mile	$1.291	$1.246
Average number of tractors (7)	2,514	2,337
Average miles per tractor	29,215	30,654
Average miles per tractor per week	2,319	2,395
Average miles per trip (8)	845	824
Average unmanned tractor percentage (9)	4.0%	3.6%

(in thousands, except percentage data (1) and per share amounts)
	Six Months Ended June 30,
	2006		2005
Revenue:
Trucking revenue (2)	$186,224		$175,205
USA Logistics revenue (3)	10,187		8,772
Base revenue	196,411	100.0%	183,977	100.0%
Fuel surcharge revenue	39,738		24,478
Total revenue	236,149		208,455
Operating expenses and costs:
Salaries, wages and employee benefits	75,988	38.7	69,636	37.9
Fuel and fuel taxes (4)	69,303	15.1	53,843	16.0
Depreciation and amortization	22,813	11.6	20,212	11.0
Insurance and claims	12,619	6.4	12,373	6.7
Purchased transportation	12,788	6.5	12,538	6.8
Operations and maintenance	10,807	5.5	10,474	5.7
Operating taxes and licenses	3,312	1.7	3,051	1.7
Communications and utilities	1,666	0.8	1,542	0.8
Gain on disposal of property and equipment, net	(426)	(0.2)	(681)	(0.4)
Other	10,863	5.5	9,461	5.1
Total operating expenses	219,733	91.6	192,449	91.3
Operating income	16,416	8.4	16,006	8.7
Other expenses (income):
Interest expense	2,028	1.0	2,727	1.5
Other, net	(62)	--	(2)	--
Total other expenses, net	1,966	1.0	2,725	1.5
Income before income taxes	14,450	7.4	13,281	7.2
Income tax expense	6,643	3.4	6,212	3.4
Net income	$7,807	4.0%	$7,069	3.8%
Per share information:
Average shares outstanding (Basic)	11,365		9,267
Basic earnings per share	$0.69		$0.76
Average shares outstanding (Diluted)	11,609		9,552
Diluted earnings per share	$0.67		$0.74

USA Truck, Inc.

Key Operating Statistics:

	Six Months Ended June 30,
	2006	2005
Total miles (in thousands) (5)	144,666	141,049
Empty mile factor (6)	9.8%	8.7%
Trucking revenue per mile	$1.287	$1.242
Average number of tractors (7)	2,479	2,293
Average miles per tractor	58,357	61,513
Average miles per tractor per week	2,298	2,441
Average miles per trip (8)	848	831
Average unmanned tractor percentage (9)	4.2%	3.3%

(1)	Percentages are presented in relationship to base revenue.
(2)

Trucking revenue includes base revenue generated from services using Company-owned or owner-operator tractors. Specifically, it includes base revenue from our General Freight, Regional Freight and Dedicated Freight divisions.

(3)	USA Logistics revenue includes base revenue generated from non-asset based services. Specifically, it includes base revenue from our Freight Brokerage and Third Party Logistics divisions.
(4)	Fuel and fuel taxes as a percentage of base revenue is calculated by subtracting fuel surcharge revenue from fuel and fuel taxes expense and dividing that amount by base revenue.
(5)	Total miles include both loaded and empty miles.
(6)	The empty mile factor is the number of miles traveled for which we are not typically compensated by any customer as a percentage of total miles traveled.
(7)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(8)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(9)	Average unmanned tractor percentage is the weighted average percentage of Company-operated tractors to which a driver is not assigned.

Selected Balance Sheet Data:
	(in thousands, except percentage data)
	June 30,	December 31,
	2006	2005
Total assets	$332,227	$308,079
Total equity	158,466	149,833
Total debt, including current maturities	95,798	89,232
Debt to Capitalization Ratio	37.7%	37.3%

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to continue the recent positive trends identified in this press release such as increases in our base revenue or net income at the rates indicated, or improvements in our safety performance or the success of our benchmarking program in controlling expenses. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and

USA Truck, Inc.

our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2005, and our subsequent quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and into and out of portions of Canada. We transport general commodities into Mexico by allowing through-trailer service on our trailers through our facility in the gateway city of Laredo, Texas. We also provide Third Party Logistics and Freight Brokerage services for a diverse customer base.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633